As filed with the Securities and Exchange Commission on October 29, 1996

                                                 Registration Statement No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                            LITTLE SWITZERLAND, INC.
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   66-0476514
                      (I.R.S. Employer Identification No.)

                        161-B CROWN BAY CRUISE SHIP PORT
                            ST. THOMAS U.S.V.I. 00802
                    (Address of principal executive offices)

                            LITTLE SWITZERLAND, INC.
                             1991 STOCK OPTION PLAN
                            (Full title of the plan)

                         -------------------------------

                               RONALD J. LATAILLE
                   Vice President and Chief Financial Officer
                            LITTLE SWITZERLAND, INC.
                        161-B Crown Bay Cruise Ship Port
                            St. Thomas U.S.V.I. 00802
                     (Name and address of agent for service)

                                 (809) 776-2010
          (Telephone number, including area code, of agent for service)
                          ----------------------------

                                   Copies to:
                             RICHARD E. FLOOR, P.C.
                              KEVIN M. DENNIS, ESQ.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                 53 State Street
                           Boston, Massachusetts 02109
                                 (617) 570-1000
                          ----------------------------
                         CALCULATION OF REGISTRATION FEE

================================================================================
 Title of
Securities        Amount       Proposed Maximum   Proposed Maximum    Amount of
  to be            to be        Offering Price      Aggregate       Registration
Registered      Registered (1)    Per Share       Offering Price        Fee
----------      --------------    ---------       --------------    ------------
Common Stock,      300,000        $3.50(2)        $1,050,000.00       $318.18
$0.01 par value    100,000        $4.375(3)         $437,500.00       $132.58
                --------------    ---------       --------------    ------------
   Total           400,000           --           $1,487,500.00       $450.76
                ==============    =========       ==============    ============
================================================================================
 (1) This Registration Statement also relates to such additional number of shares of Common Stock of the registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2) This estimate is made pursuant to Rule 457(h) under the Securities Act OF 1933, as amended, solely for purposes of determining the registration fee and is equal to the price at which outstanding options may be exercised.

(3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act OF 1933, as amended, solely for purposes of determining the registration fee and is equal to the average of the high and low sales prices of the Common Stock as reported on the NASDAQ National Market System on October 21, 1996.
================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

      This Registration Statement ON Form S-8 relates to shares of the Common Stock, par value $.01 per share (thE "Common Stock"), of Little Switzerland,
 Inc. (the "Registrant"), which may be issued under the Registrant's 1991 Stock Option Plan (the "Plan"). Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant's Registration Statement on Form S-8 (No. 33-46656) as previously filed with the Securities and Exchange Commission on March 25, 1992, covering 500,000 shares of Common Stock that may be issued pursuant to the Plan. This Registration Statement is being filed to register an additional 400,000 shares of the Registrant's Common Stock subject to issuance under the Plan.



ITEM 8.  EXHIBITS.

      The exhibits listed in the accompanying Exhibit Index are filed and Incorporated by reference as part of this Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the Island of St. Thomas, United States Virgin Islands, on this 29th day of October, 1996.

                                      LITTLE SWITZERLAND, INC.



                                      BY:/S/ JOHN E. TOLER, JR.
                                          John E. Toler, Jr.
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below constitutes and appoints John E. Toler, Jr. and Ronald J. Lataille, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                     TITLE                            DATE


/S/ John E. Toler, Jr.        President, Chief Executive       October 29, 1996
John E. Toler, Jr.            Officer and Director



/S/ Ronald J. Lataille        Chief Financial Officer,         October 29, 1996
Ronald J. Lataille            Vice President and
                              Treasurer (Principal
                              Financial and Accounting
                              Officer)



/S/ C. William Carey          Chairman of the Board            October 29, 1996
C. William Carey              and Director



/S/ Francis X. Correra        Director                         October 29, 1996
Francis X. Correra



/S/ Timothy B. Donaldson      Director                         October 29, 1996
Timothy B. Donaldson



/S/ Ilene B. Jacobs           Director                         October 29, 1996
Ilene B. Jacobs



/S/ Kenneth W. Watson         Director                         October 29, 1996
Kenneth W. Watson

                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION


   5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered

  23.1      Consent of Counsel (included in
            Exhibit 5.1 hereto)

  23.2      Consent of Arthur Andersen  LLP, Independent
            Public Accountants

  24.1 Powers of Attorney (included in signature page of this Registration Statement)

  99.1      Amendment No. 1 to Little Switzerland, Inc.
            1991 Stock Option Plan








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                                   EXHIBIT 5.1








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
                          GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881



                                                October 29, 1996



Little Switzerland, Inc.
161-B Crown Bay Cruise Ship Port
St. Thomas, U.S.V.I.  00802

         RE:  LITTLE SWITZERLAND, INC. 1991 STOCK OPTION PLAN

Dear Ladies and Gentlemen:

     This opinion is furnished in connection with the registration pursuant to the Securities Act OF 1933, as amended (The "Act"), of 400,000 additional shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Little Switzerland, Inc. (the "Company"), which may be issued upon the exercise of options granted under the Company's 1991 Stock Option Plan (the "Plan").

     We have acted as counsel to the Company in connection with the Registration of the Shares under the Act. We have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws oF the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a Registration STatement on Form S-8 under the Act relating to the Shares (the "Registration Statement"); and such other certificates, receipts, records and documents as we have considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts.

     Based upon the foregoing, we are of the opinion that upon the issuance and delivery of, and payment for, the Shares in accordance with the terms of the Registration Statement, the Plan and the option agreements under the Plan, the shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

Little Switzerland, Inc.
October 29, 1996
Page 2


     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities. The foregoing further assumes that the purchase price paid for the Shares is in excess of the par value thereof.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement and to the use of our name therein.

                                            Very truly yours,

                                            /s/Goodwin, Procter & Hoar LLP

                                            GOODWIN, PROCTER & HOAR  LLP






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




                                  EXHIBIT 23.2

                             ARTHUR ANDERSEN LLP












                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports and to all references to our Firm included in or made a part of this registration statement.




                                                  /s/Arthur Andersen LLP
                                                  ARTHUR ANDERSEN LLP



Boston, Massachusetts
October 25, 1996

                                  EXHITIT 99.1

                                    EXHIBIT A


                                 AMENDMENT NO. 1

                                       TO

                            LITTLE SWITZERLAND, INC.
                             1991 STOCK OPTION PLAN

                          Dated as of November 1, 1995


                               W I T N E S S E T H
     WHEREAS, the Little Switzerland, Inc. 1991 Stock Option Plan (the "Plan") relates to 500,000 shares of common stock, par value $.01 per share, of Little Switzerland, Inc.;

         NOW, THEREFORE, the Plan is hereby amended as follows:

     1.     Section 3(a) of the Plan is hereby amended as follows:

            The second sentence of section 3(A) is hereby deleted and replaced in its entirety with:

                      "The  total  number  of  shares  that may be
                 issued pursuant to options granted under the Plan shall not exceed an aggregate of 900,000 shares of Common Stock."

     2.     As amended hereby the Plan shall continue in full force and effect.










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